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                                                                   Page 10 of 15

                                   EXHIBIT 7D

               [English translation of the first amendment to the
                        General Partnership Agreement of
           Asesorias Garza Jasso, G.P., originally written in Spanish]


                                   VOLUME VII

         BOOK (2). FOLIO (42). WRITING NUMBER (2572).

         In the municipality of Montemorelos, Nuevo Leon, United Mexican States, at the 25th day of the month of February of 1998, I, Francisco Gonzalez Salazar, Notary Public Number 68, with jurisdiction in this municipality, beyond and in the general area, Nuevo Leon, Mexico, with headquarters in the first, I hereby probate the actions and resolutions by the assembly of partners named "Asesorias Garza Jasso", G.P., in the following terms:

         The public accountant Pedro Garza Salazar appears, in his role as special representative of the assembly of partners of "Asesorias Garza Jasso", G.P., on this 16th day of February of 1998, to probate the actions and resolutions of said Assembly, which resolutions have been shown to me and I, the Notary, swear I have personal knowledge of, such resolutions authorizing and approving the following:

"In the city of Leon, Gto. being the 16th (sixteenth)hour of the 16th (sixteenth) day of February of 1998 (nineteen hundred ninety-eight) taking place in the registered office of Asesorias Garza Jasso, G.P., an assembly of partners, and in attendance: Pedro Garza Salazar and Professor Norma Jasso Sanchez, who are owners of 100% of the actual capital of the partnership.

By common agreement, both partners determined the following:

                                ORDER OF THE DAY

FIRST: Increase the capital of the partnership in an amount equivalent to $2,500,000.00 (U.S.).

SECOND: Name the agents or representatives.

THIRD: Name a representative to probate and formalize the agreements made.

After general comments regarding the advisability of effecting stock exchange investments suitable for the partnership by means of the admitting new partners, the following was determined:


                                                                   Page 10 of 15


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                                                                   Page 11 of 15

                                  AGREEMENTS

FIRST: It is unanimously approved to increase the capital in an amount equivalent to $2,500,000.00 (U.S.), which amount will be contributed as follows:


         Lic. Rafael Vaquero Bazan                                              $   100,000.00

         Ing. Pedro Vaquero Garcia                                                  105,000.00

         Ing. Pedro Vaquero Bazan                                                   100,000.00

         Ing. Eduardo Vaquero Bazan                                                  95,000.00

         Ing. Carlos Vaquero Bazan                                                  100,000.00

         Ing. Lorenzo Zambrano Trevino                                              500,000.00

         Lic. Jose Martinez Brohez                                                  100,000.00

         Ing. Rafael Hernandez                                                      100,000.00

         Dr. David Madero Gonzalez                                                  100,000.00

         Ing. Pedro Villarreal                                                      100,000.00

         Lic. Jorge Gutierrez Welsh                                                 500,000.00

         Lic. Fernando Camacho                                                      100,000.00

         Lic. Enrique Portilla                                                      100,000.00

         Ing. Francisco Domenech T.                                                 100,000.00

         Sr. Pedro Garza Salazar                                                    100,000.00
         ------------------------------                                          -------------
                                                                                 $2,500,000.00

The time period allowed to contribute such amounts will be one year, authorizing the partnership to contract the credit necessary to have the funds immediately available. The same will be liquidated in the amounts of the contributions set forth above. Professor Norma Jasso Sanchez expressly renounces her right of preference in the present increase of capital.

SECOND: It is agreed to authorize Rafael Vaquero Bazan and/or Eduardo Vaquero Bazan all the powers mentioned in clause 10 of the statutes of partnership, any of which power they may enforce without limitation.

THIRD: Public Accountant Pedro Garza Salazar is authorized to appear before the Notary Public to probate the resolutions approved and adopted in this meeting by the partners in order to legally effectuate and validate such actions and resolutions.

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                                                                   Page 12 of 15

There being no other issues to address, the session ended at 6 p.m. Adjourning: for proof of the present resolutions, the same was signed by the partners. Professor Norma Jasso Sanchez. Pedro Garza Salazar. Signed."

         With authority pursuant to the above, public accountant Pedro Garza Salazar, in his role as Special Representative of the assembly of partners of "Asesorias Garza Jasso", G.P., authorizes the following:

                                    CLAUSES:

         SOLELY: Pursuant to these resolutions and their legal effects, the resolutions of the assembly of partners of "Asesorias Garza Jasso", G.P., meeting on the 16th of February, 1998, are hereby probated.

                                    GENERAL:

         Pursuant to Article 128 of the Law of the Body of Notaries in effect, I declare:

         Being originally from General Terrain, Nuevo Leon, with my birth date being on September 18, 1945, Mexican by birth, son of Mexican parents, of legal age, married, Public Accountant, being current in my payments of income tax, without confirmation with the Federal Register of the Taxpayer Number GASP-450918, with residence in Condominio Torres del Country 1001 18 B. Campestro, en Leon, Guanajuato and in passing through this City.

                                  LEGAL STATUS:

         The gentleman C.P. Pedro Garza Salazar, declares under oath that he represents the company "Asesorias Garza Jasso", G.P., has legal capacity and represents that such authority has not been revoked or limited, the same being justified by the following documents:

         a.)      with the resolutions that remain duly probated.
         b.)      with the First Amendment of the Public Deed number
15,121, dated March 14, 1989, authorized by the sworn testimony of Lic. Luis Ernesto Aranda Villalobos, Qualified Public Notary of the Public Notary number 41, in the city of Leon, of the state of Guanajuato, which contains the constitution of the partnership "Asesorias Garza Jasso", G.P., the same which carried the previous Permit number 01240, dated the 9th day of January of 1989, authorized by the Secretary of Exterior Relations in Tlatelolco, D.F., being in the process of registry of this First Amendment: To the referred Amendment it is transcribed:



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                                                                   Page 13 of 15

".... CLAUSES: FIRST. Those appearing constitute a General Partnership named
"Asesorias Garza Jasso", G.P. That such name will be followed by the words "General Partnership" or its initials "G.P." SECOND: The purpose of the partnership is as follows: 1. Contribute professional services in independent form, in one's own name or in the name of a third party. To procure and/or receive all classes of technical, consulting, supervising or collaboration in the administration, operation and commercialization of the firm. The services may be, including, but not limited to, among others: bookkeeping, administrative and financial supervision, establishment of internal controls, elaboration of studies and projects of investment, implementation of registry and control systems, whether manual or by electronic processing of data, elaboration of budgets or financial statements or official reports; auditing of the management of insurance and finances; preparation of administrative and statistical reports, intervention in legal proceedings of any kind; collaboration in financial, administrative, operational or commercial issues. 2. Act as representatives, agents , commissioners, intermediaries or distributors of civil or commercial firms, whether they be domestic or foreign. Administer or acquire for transfer of commercial credits or documents to be paid and inherent activities. 3. Acquisition of personal property or real property, necessary or suitable for social aims, like that to give them in security of his own loan of third parties; authorize or receive guarantees, deposits or mortgages. 4. In general, the execution of any other legal activity, acts or negotiations, be they civil, administrative or commercially related to the previous aims, obtaining beforehand the corresponding authorizations in case they are necessary, including the elaboration of the contracts of the kind that would be, as they are; manufacturing, leasing of personal or real property, professional services, etc. THIRD: The head office of the partnership is the City of Leon, State of Guanajuato, Republic of Mexico. FOURTH: The duration of the partnership will be 99 years, beginning the date of the signing of this writing. FIFTH: The capital of the partnership is the amount of $1,000,000 (one million pesos), national money, composed of subscriptions and paid in effect, in the following form: the public accountant Mr. Pedro Garza Salazar $500,000.00 (five hundred thousand pesos), national money. Mrs. Norma Jasso Sanchez $500,000.00 (five hundred thousand pesos), national money. SIXTH: The profits and losses will be shared in proportion to the contributions of the partners.

TENTH: The administration of the partnership will be confided in two administrators, designated to that effect the public accountant Mr. Pedro Garza Salazar and Mrs. Norma Jasso Sanchez, who will have separately and without limitation, powers conferred by Article 2229 (two thousand two hundred twenty-nine) of the Civil Code of the State of Guanajuato and they will have broad powers to accomplish the operations that constitute the objective


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                                                                   Page 14 of 15

of the partnership and they will represent the partnership with all types of powers, including, but not limited to, the following: general power for lawsuits and collections, with all the general and special powers that require authority or special clauses in conformity with the law; for administrative acts and acts of control or ownership, in the terms of the first three paragraphs of Article 2064 (two thousand sixty-four) of the Civil Code for the State of Guanajuato, its correlatives of the Civil Codes of the other Federative Entities, remaining expressly authorized to present complaints and criminal actions; to ratify them; to authorize pardons; to constitute co-assistants of the Department of the Public Prosecutor and in the civil part; to withdraw from actions and appeals and from the protective orders; to negotiate; to bind arbitrations; to articulate and absolve positions; to make assignments of property; to recuse; to receive payments; to concede appointments and stays; to auction off; to request awards or sales of property; to sign with any authority all types of title; of credit, in terms of Fraction I First of Article 98. Ninth of the General Law of Credit Titles and Operations, to authorize general or special powers and to revoke the same..."

         Document that I attest having reviewed and I attach a copy of the same to the Appendix of the present writing.

                               NOTARY ATTESTATION:

         I, the notary, attest: a). To the truth of the act; b). That the person appearing before me is personally known to me and has in my judgment sufficient legal capacity to contract and obligate himself without any understanding to the contrary; c). That I reviewed the documents authorized above; d). That I complied with the requirements of the Law of the Notary; e). That I read this writing to the person appearing before me and made known to such person their right to read the same; f). That I explained its validity and legal significance; and g). That I probate its conformity and sign today, the (25) twenty-fifth of February of (1998) nineteen hundred ninety-eight. I attest.

         C.P. Pedro Garza Salazar. Signed. Before me: Lic. Francisco Gonzalez Salazar. Illegible signature and Notary Seal of Authority.

         I immediately authorize the present instrument, today the (25) twenty-fifth of February of (1998) nineteen hundred ninety-eight, the date which the same was signed. I attest.

         Lic. Francisco Gonzalez Salazar. Illegible signature and Notary Seal of Authority.





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                                                                   Page 15 of 15

         The first amendment, taken from its originals found in the Volume, Book and Folio first mentioned and of the appendix of the same. It is drawn up on (4) four pages duly compared and corrected, for use of the Partnership "Asesorias Garza Jasso", General Partnership, in the City of Montemorelos, Nuevo Leon, at the (26) twenty-sixth day of the month of February of (1998) nineteen hundred ninety-eight. I attest.

                                           LIC. FRANCISCO GONZALEZ SALAZAR
                                               PUBLIC NOTARY NUMBER 68
                                                  GOSF-380705_AD.




                                    SIGNATURE

         After reasonable inquiry, I certify that to the best of my knowledge and belief the information set forth above is a fair and accurate English translation of the first amendment to the General Partnership Agreement of Asesorias Garza Jasso, S.C.

Dated:  October 15, 1998

                                           ASESORIAS GARZA JASSO, S.C.


                                           By:  /s/ Rafael Vaquero Bazan
                                                --------------------------------
                                                Rafael Vaquero Bazan
                                                General Partner